EXHIBIT 99

Wesley W. Scripps Elected to Scripps Networks Interactive Board of Directors

Scripps succeeds retiring board member John Burlingame

KNOXVILLE, Tenn. [For immediate release] May 13, 2014 – Wesley W. Scripps, an internet entrepreneur and heir to media company founder Edward Willis Scripps, has been elected to the board of directors of Scripps Networks Interactive Inc. (NYSE: SNI).

Scripps was elected during the company’s annual meeting of shareholders Tuesday, and succeeds John Burlingame, who has retired from the board.

“Scripps Networks Interactive and its shareholders have long benefited from the steady hand and continuity of leadership that the Scripps family has provided through the years,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “As a member of our board, Wes Scripps ably represents the next generation of Scripps family members as we work together to guide the company through a dynamic and ever-changing media landscape.”

Wesley Scripps owns and operates Forlio Designs, a web development and design firm based in Grand Junction, Colorado. As the company’s founder, Scripps leads its web design and development efforts to provide clients with cutting-edge technology services, search engine optimization, cloud hosting and information management. Forlio works with a wide range of companies from multi-million dollar national organizations to small businesses and start-ups.

Burlingame’s retirement culminates a long professional relationship with the Scripps family and Scripps media companies. He served as a director of The E.W. Scripps Company for 24 years, retiring from the board of the Cincinnati-based business in 2012. He has served on the Scripps Networks Interactive board since the company split from E.W. Scripps on July 1, 2008.

“John Burlingame has provided valuable counsel and direction to the company, the Scripps family, and our public shareholders,” Lowe said. “During his tenure on the board, and thanks in large part to his leadership, the company has created tremendous value for the benefit of all of its stakeholders. He will be sorely missed, but we wish him the very best in retirement.”

Wesley Scripps is a graduate of Aims Community College in Greeley, Colorado, and completed the Leading Edge program on business development and entrepreneurship at the Business Incubator Center in Grand Junction. He resides in Grand Junction with his wife and three children. His philanthropic work includes service with children’s charities Young Life and Kids Aid, as well as Light Gives Heat, a non-profit that empowers Africans through education, economic sustainability and creative endeavors.

“Scripps Networks has carried on the Scripps family’s commitment to be the best in class and has become one of the world’s leading producers of engaging lifestyle video content,” Scripps said. “I’m looking forward to working with the company’s management team to explore new opportunities and strategies to further the innovation of these tremendous brands.”

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 170 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit scrippsnetworksinteractive.com.

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Contact: Scripps Networks Interactive

Lee Hall, (865) 560-3853, lhall@scrippsnetworks.com

Kristin Alm, (865) 560-4316, kalm@scrippsnetworks.com